                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                         FIRST FEDERAL CAPITAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

                           FIRST FEDERAL CAPITAL CORP
                     A FEDERAL SAVINGS BANK HOLDING COMPANY


                                                               March 20, 1998


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Capital Corp., the holding company for First Federal Savings Bank La Crosse - Madison, which will be held on Wednesday, April 22, 1998, at 10:30 a.m., Central Time, at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin.

         The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the Annual Meeting. The Company's Form 10-K Annual Report for the fiscal year ended December 31, 1997 also is included in this 1997 Annual Report. Directors and officers of the Company, as well as representatives of Ernst & Young LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our stockholders may have.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in First Federal Capital Corp. are sincerely appreciated.


                                 Sincerely,



                                 THOMAS W. SCHINI
                                 Chairman, President and Chief Executive Officer

                           FIRST FEDERAL CAPITAL CORP
                                605 STATE STREET
                           LA CROSSE, WISCONSIN 54601
                                 (608) 784-8000
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1998
                              ---------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of First Federal Capital Corp. (the "Company") will be held on Wednesday, April 22, 1998, at 10:30 a.m., Central Time, at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, for the following purposes, all of which are set forth more completely in the accompanying Proxy Statement:

         (1) To elect three directors each for three-year terms and in each case until their successors are elected and qualified;

         (2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other such business.

         The Board of Directors has fixed March 4, 1998 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                         By Order of the Board of Directors



                                         Bradford R. Price
                                         Executive Vice President and Secretary
La Crosse, Wisconsin
March 20, 1998

===============================================================================
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU
PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL
MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
===============================================================================

                           FIRST FEDERAL CAPITAL CORP
                              ---------------------

                                 PROXY STATEMENT
                              ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1998
                              ---------------------

         This Proxy Statement is being furnished to holders of common stock, $0.10 par value per share ("Common Stock"), of First Federal Capital Corp. (the "Company"), the holding company for First Federal Savings Bank La Crosse - Madison (the "Bank"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, on Wednesday, April 22, 1998, at 10:30 a.m., Central Time, and at any adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders.

         The Company's 1997 Annual Report to Stockholders which includes the Company's Form 10-K Annual Report, including the Company's consolidated financial statements for the fiscal year ended December 31, 1997, accompany this Proxy Statement and appointment form of proxy ("proxy"), which are first being mailed to stockholders on or about March 20, 1998.

         Only stockholders of record at the close of business on March 4, 1998 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,255,430 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         Stockholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Where no instructions are indicated, each proxy received will be voted FOR the election of each of the nominees for director described herein and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998 and, upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Bradford R. Price, Executive Vice President and Secretary, First Federal Capital Corp., 605 State Street, La Crosse, Wisconsin 54601); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

         Abstentions will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Because of the required votes, abstentions will have the same effect as a vote against the proposal to ratify the appointment of the Company's independent auditors, but will not be counted as votes cast for the election of directors and thus, will have no effect on the voting for the election of directors. Under rules of the New York Stock Exchange, all of the proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their client if such clients have not furnished voting instructions. Therefore, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes."

         In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies. Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.



                  MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

                                   MATTER 1.
                             ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into three classes which are as equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. A resolution of the Board of Directors of the Company adopted pursuant to the Company's Bylaws has established the number of directors at ten.

         The agreement pursuant to which First Federal Savings Bank of La Crosse ("FFLX") and First Federal Savings Bank of Madison, F.S.B. ("FFMD") combined to form the Bank in June 1989 provides that as long as the Bank retains an office presence in the Madison, Wisconsin market, nominations to the Board of Directors of the Company are required to be made in a manner which ensures that at least four members of the Boards of Directors of the Company and the Bank are from such market. The Company has nominated Mr. Patrick J. Luby for election as director at the Annual Meeting pursuant to such agreement. Therefore, with the exception of the foregoing agreement relating to the nomination of Mr. Luby, no person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company. There are no family relationships among any of the directors and/or executive officers of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

         The following tables present information concerning the nominees for director and each director whose term continues, including his or her tenure as a director of the Company.



                                                          POSITION WITH THE COMPANY
                                                           AND PRINCIPAL OCCUPATION                           DIRECTOR
    NAME                         AGE                      DURING THE PAST FIVE YEARS                          SINCE(1)
    ----                         ---                      --------------------------                          --------
                                                       NOMINEES FOR DIRECTOR FOR
                                                   THREE-YEAR TERM EXPIRING IN 2001

Henry C. Funk                    72      Director; President and Treasurer of Mills Investment                  1976
                                         Corporation, an investment management company,
                                         located in La Crosse, Wisconsin.

Patrick J. Luby                  67      Director; Retired; Until February 1992, Vice President                 1979
                                         and Economist for Oscar Mayer Foods Corp., a food
                                         processing and manufacturing firm (which is an indirect
                                         subsidiary of Philip Morris Cos. Inc.), located in
                                         Madison, Wisconsin.

Don P. Rundle                    65      Director; Retired; Until December 1991, Executive Vice                 1984
                                         President of Inland Printing Co., Inc., a printing
                                         company, located in La Crosse, Wisconsin.


                                         INFORMATION WITH RESPECT TO CONTINUING DIRECTORS

                                               DIRECTORS WHOSE TERMS EXPIRE IN 1999

John F. Leinfelder               66      Director; President of Joseph J. Leinfelder and Sons,                  1978
                                         Inc., a steel fabricating business, located in La Crosse,
                                         Wisconsin.

David C. Mebane                  64      Director; Chairman, President, Chief Executive and                     1978
                                         Operating Officer and director of Madison Gas and
                                         Electric Co., a publicly held utility company, located in
                                         Madison, Wisconsin.

Dale A. Nordeen                  70      Vice Chairman of the Board of Directors of the                         1961
                                         Company and the Bank since June 1989; Chairman and
                                         President of FFMD from 1962 to June 1989.

Thomas W. Schini                 62      Chairman of the Board of Directors of the Company and                  1983
                                         the Bank since April 1993; Director, President and Chief
                                         Executive Officer of the Company and the Bank since
                                         June 1989; President and Chief Executive Officer of
                                         FFLX from September 1983 to June 1989.


                                                          POSITION WITH THE COMPANY
                                                           AND PRINCIPAL OCCUPATION                           DIRECTOR
           NAME                  AGE                      DURING THE PAST FIVE YEARS                          SINCE(1)
                                                DIRECTORS WHOSE TERMS EXPIRE IN 2000

Marjorie A. Davenport            69      Director; President of Gordon & Marjorie Davenport,                    1976
                                         Inc., a company which appraises and sells antique
                                         American furniture, located in Madison, Wisconsin.

Richard T. Lommen                53      Director; President of Courtesy Corporation, a                         1978
                                         McDonald's licensee, located in La Crosse, Wisconsin

Phillip J. Quillin               61      Director; President of Quillin's Inc., which owns and                  1984
                                         operates supermarkets and drugstores in the La Crosse,
                                         Wisconsin area.

----------------
(1) Includes service as director of the Bank and predecessor institutions.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST IS REQUIRED FOR THE ELECTION OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE ABOVE-DESCRIBED NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

STOCKHOLDER NOMINATIONS

         Article IV, Section 4.14 of the Company's Bylaws governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions outlined in the Company's Bylaws. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 60 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The Company did not receive any director nominations from stockholders in connection with the Annual Meeting.

         Each written notice of a stockholder nomination shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC"); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                                    MATTER 2.
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Ernst & Young LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the fiscal year ending December 31, 1998, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

         UNLESS MARKED TO THE CONTRARY, SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL 1998.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         Regular meetings of the Board of Directors of the Company are held on a quarterly basis. The Board of Directors of the Company held a total of four regular meetings and two special meetings during the fiscal year ended December 31, 1997. With the exception of Mr. Mebane, no incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors and the total number of committee meetings on which such director served during the fiscal year ended December 31, 1997; Mr. Mebane attended four of the six meetings of the Board of Directors held in fiscal 1997.

         The Audit Committee of the Board of Directors reviews the records and affairs of the Company to determine its financial condition, reviews with management and the independent auditors the systems of internal control, and monitors the Company's adherence in accounting and financial reporting to generally accepted accounting principles. In fiscal 1997, the members of the Audit Committee, which met two times during the fiscal year ended December 31, 1997, were Messrs. Leinfelder (Chairman), Funk, Nordeen and Quillin.

         The Stock Option Committee of the Board reviews and approves the granting of options and restricted stock under the Company's stock incentive plans and administers such plans. In fiscal 1997, the Stock Option Committee consisted of Messrs. Luby (Chairman), Lommen and Rundle and Ms. Davenport. The Stock Option Committee met two times during the fiscal year ended December 31, 1997.

         The entire Board of Directors of the Company acted as a Nominating Committee for the selection of nominees for director to stand for election at the Annual Meeting. The Board, acting as a Nominating Committee, met once during the fiscal year ended December 31, 1997 to consider director nominees for the Annual Meeting of Shareholders of the Company held in April 1997. In January 1998, the Board of Directors of the Company, acting as the Nominating Committee, considered nominations for directors to be elected at the Annual Meeting to be held in April 1998. The Company's Bylaws allow for stockholder nominations of directors and require such nominations to be made in accordance with specific procedures. See "--Stockholder Nominations."

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


         The following table sets forth certain information with respect to the executive officers of the Company and the Bank who are not directors.

NAME                       AGE              PRINCIPAL OCCUPATION DURING THE LAST FIVE YEARS
----                       ---       --------------------------------------------------------------------------------------
Bradford R. Price.......... 44      Executive Vice President and Secretary of the Company and the Bank
                                    (Residential Lending Division Manager) since March 1992; Senior Vice
                                    President and Secretary of the Company and the Bank from June 1989 until
                                    March 1992; Senior Vice President and Secretary of FFLX from 1986 until June
                                    1989 and prior thereto Secretary and Vice President-Lending of FFLX.


Jack C. Rusch.............. 51      Executive Vice President, Treasurer and Chief Financial Officer of the Company
                                    and the Bank (Finance and Administration Division Manager) since March 1992;
                                    Senior Vice President, Treasurer and Chief Financial Officer of the Company
                                    and the Bank from June 1989 until March 1992; Senior Vice President of FFLX from 1986 until June 1989 and prior thereto Vice President-Finance of FFLX.


Robert P. Abell............ 49      Senior Vice President of the Bank (Commercial Real Estate Lending Division
                                    Manager) since March 1992; Vice President of the Bank from June 1989 until March 1992;
                                    Vice President-Commercial Real Estate Lending of FFLX from December 1987 until
                                    June 1989 and prior thereto manager of the Commercial Real Estate Lending Department of
                                    American Charter Federal Savings and Loan Association, Lincoln, Nebraska.


Milne J. Duncan............ 49      Senior Vice President of the Bank (Human Resources Division Manager) since
                                    March 1992; Vice President of the Bank from June 1989 until March 1992; Vice
                                    President of FFLX from 1986 until June 1989 and prior thereto Vice President-
                                    Human Resources of Norwest Bank, Aberdeen, South Dakota.


Joseph M. Konradt.......... 41      Senior Vice President of the Bank (Retail Banking Division Manager) since
                                    March 1992; Vice President of the Bank from June 1989 until March 1992; Vice
                                    President of FFLX from 1986 until June 1989 and prior thereto Director of
                                    Marketing of FFLX.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth the beneficial ownership of shares of Common Stock as of February 28, 1998 (except as otherwise noted below) by (i) each shareholder known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the SEC in accordance with Sections 13(d) or 13(g) of the Exchange Act, (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company appearing in the Summary Compensation Table below, and (iv) all directors and executive officers as a group.


                                                                                               SHARES OF
                                                                                             COMMON STOCK
                                                                                          BENEFICIALLY OWNED(1)
                                                                                       ---------------------------
                                                                                                       PERCENT OF
              NAME                                                                     NUMBER             CLASS
              ----                                                                     ------           ----------
Gail K. Cleary, Estate of Russell G. Cleary and related persons and entities........   731,037(2)         7.9%
     c/o Cleary Management Corporation
     301 Sky Harbour Drive
     La Crosse, Wisconsin 54603

Dimensional Fund Advisors Inc.......................................................   464,823(7)         5.0
     1299 Ocean Avenue, 11th Floor
     Santa Monica, California 90401

Directors:
     Marjorie A. Davenport(3).......................................................      27,373          *
     Henry C. Funk (3)..............................................................      93,513          1.0
     John F.  Leinfelder (3)........................................................      57,273          *
     Richard T. Lommen (3)..........................................................     133,950          1.4
     Patrick J. Luby (3)............................................................      55,878          *
     David C. Mebane (3)............................................................      24,350          *
     Dale A. Nordeen (3)............................................................      75,959          *
     Phillip J. Quillin (3).........................................................      94,119          1.0
     Don P. Rundle (3)..............................................................      54,180          *
     Thomas W. Schini (3) (4) (6)...................................................     403,150          4.3

Executive Officers who are not Directors:
     Jack C. Rusch (3) (4) (6)......................................................     190,562          2.0
     Bradford R. Price (3) (4) (6)..................................................     197,682          2.1
     Robert P. Abell (3) (4) (5) (6)................................................      76,223          *
     Joseph M. Konradt (3) (4) (5) (6)..............................................      95,372          1.0

All directors and executive officers of the Company and the Bank as a group
     (17 persons) (3) (4) (5) (6)...................................................   1,802,882         18.2%

--------------

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

* Represents less than 1% of the total number of shares of Common Stock outstanding on the Voting Record Date.

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Common Stock if he or she, directly or indirectly, has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power. Fractional shares of Common Stock held by certain executive officers under the First Federal Capital Corp. Employee Stock Ownership Plan (the "ESOP") and the First Federal Savings Bank La Crosse-Madison Savings Investment Plan (the "401(k) Plan") have been rounded to the nearest whole share.

(2) Gail K. Cleary possesses sole voting and dispositive power with respect to 422,097 of the indicated shares and the Estate of Russell G. Cleary and the Russell G. Cleary Individual Retirement Account hold 41,250 and 41,249 of the indicated shares, respectively. Persons and entities related to Gail K. Cleary who or which beneficially own shares of Common Stock include: Sandra
     G. Cleary and Kristine H. Cleary, adult children of Mr. and Mrs. Cleary, who possess sole voting and dispositive power individually or by trust with respect to 20,841 shares and 17,359 shares, respectively; L. Hope Kumm, Gail K. Cleary's mother, who possesses sole voting and dispositive power with respect to 63,800 shares; Megan Coffey, Sara Coffey and William Coffey, grandchildren of Mr. and Mrs. Cleary, who beneficially own 5,449, 5,449 and 1,150 shares, respectively; The Cleary Foundation, Inc. and The Kumm Foundation, Inc., charitable corporations for which various members of the Cleary and Kumm families serve as executive officers and directors, which possess sole voting and dispositive power with respect to 56,947 shares and 29,047 shares, respectively; and the Roy E. Kumm Family Trust, La Crosse Trust Company, Trustee, of which L. Hope Kumm and Gail K. Cleary, Sandra G. Cleary and Kristine H. Cleary are beneficiaries, which possesses sole voting and dispositive power with respect to 26,400 shares.

(3) Includes shares of Common Stock which the named individuals and certain executive officers have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options as follows: Ms. Davenport - 13,200; Mr. Leinfelder - 17,600; Mr. Lommen - 22,000; Mr. Luby
     - 0; Mr. Mebane - 0; Mr. Nordeen - 8,800; Mr. Quillin - 21,998; Mr. Rundle
     - 0; Mr. Schini - 168,096; Mr. Rusch - 87,561; Mr. Price - 88,561; Mr.
     Abell - 40,332 and Mr. Konradt - 55,459. Does not include options for shares of Common Stock which do not vest within 60 days of the Voting Record Date which have been awarded to executive officers and directors under the Company's stock option plans.

(4) Includes shares of Common Stock awarded under the Company's stock incentive plans which are subject to vesting requirements. Recipients of restricted stock awards may direct voting prior to vesting.

(5) Includes shares of Common Stock allocated to the accounts of executive officers pursuant to the 401(k) Plan, for which such individuals possess shared investment power and shared voting power over the shares of Common Stock allocated to their own account, of which approximately 938 shares are allocated to accounts of the executive officers named in the Summary Compensation Table as follows: Mr. Schini - 0; Mr. Rusch - 0; Mr. Price - 0; Mr. Abell - 544; and Mr. Konradt - 394.

(6) Includes shares of Common Stock allocated to certain executive officers under the ESOP, for which such individuals possess shared voting power, of which approximately 54,506 shares were allocated to executive officers named in the Summary Compensation Table as follows: Mr. Schini - 18,029; Mr. Rusch - 10,660; Mr. Price - 10,452; Mr. Abell - 7,608; and Mr. Konradt
     - 7,757.

(7) Based upon a Schedule 13G, dated February 9, 1997, filed with the Company pursuant to the Exchange Act by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 464,823 shares of Common Stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the NASD by certain dates. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended December 31, 1997, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


SUMMARY COMPENSATION TABLE

         The following table summarizes the total compensation paid by the Bank to its Chief Executive Officer and the next four highest paid executive officers of the Company and its subsidiaries whose compensation, based on salary and bonus, exceeded $100,000 during the Company's fiscal years ended December 31, 1997, 1996 and 1995.


                           SUMMARY COMPENSATION TABLE




                                                                              LONG-TERM
                                          ANNUAL COMPENSATION(3)          COMPENSATION AWARDS
                                          ----------------------       -------------------------
                                                                        VALUE OF       NUMBER
                                                                       RESTRICTED     OF SHARES
                                                                          STOCK       SUBJECT TO            ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY(1)     BONUS(2)      AWARDS(4)(5)   OPTIONS(6)         COMPENSATION(7)
---------------------------        -----    ---------     --------      -----------   -----------         ---------------
Thomas W. Schini.................  1997   $  317,417    $  135,768             --            --           $  19,457
  Chairman, President and          1996      302,083        70,796             --            --              18,057
  and Chief Executive              1995      287,214        37,900     $  390,096        39,000              20,455
  Officer

Jack C. Rusch....................  1997   $  150,667    $   51,542             --            --           $   7,328
   Executive Vice President,       1996      141,917        25,277             --            --               6,890
   Treasurer and                   1995      132,667        14,420     $  146,520        14,700              11,606
   Chief Financial Officer

Bradford R. Price................  1997   $  150,667    $   51,542             --            --           $   6,434
   Executive Vice President        1996      141,917        25,277             --            --               6,034
   and Secretary                   1995      132,667        14,420     $  146,520        14,700              10,770

Joseph M. Konradt................  1997   $  136,458    $   46,900             --            --           $   6,237
   Senior Vice President           1996      121,668        21,914             --            --               5,601
                                   1995      111,667        12,110     $  108,198        12,600               8,604

Robert P. Abell..................  1997   $  112,467    $   28,899             --            --           $   5,758
   Senior Vice President           1996      104,317        13,937             --            --               4,921
                                   1995       96,067         7,844     $   82,998         8,400               7,872


-----------------

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(1) Includes compensation earned and deferred by the named executive officers pursuant to the 401(k) Plan.

(2) Executive officers of the Company receive cash bonus compensation under the First Federal Savings Bank La Crosse-Madison Annual Incentive Bonus Plan (the "Annual Bonus Plan") which is based upon the Bank's performance. See "Compensation Committee Report." For the fiscal years ended December 31, 1995, 1996 and 1997, all bonus compensation paid to the named executive officers was made pursuant to the Annual Bonus Plan.

(3) Perquisites provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer's total annual salary and bonus during the fiscal years indicated, and accordingly, are not included.

(4) Amounts shown in this column represent the value of shares of Common Stock contingently awarded pursuant to the terms of the Company's long-term stock incentive plans in effect for the fiscal year ended December 31, 1995 based upon the closing market price of the Company's Common Stock on the date of grant. No shares of restricted stock were awarded during the fiscal years ended December 31, 1996 and 1997. Vesting of the shares awarded in fiscal 1995 is contingent upon the Company's financial performance relative to peer group performance measured using return on equity ("ROE") for the applicable plan periods. The amounts indicated for fiscal 1995 represent the aggregate value of additional shares of restricted stock at December 31, 1995 awarded pursuant to the 1992-1994 long-term incentive plan in fiscal 1995 based upon the Company exceeding plan performance targets for the 1992-1994 period as follows:
       (i) Mr. Schini - 8,672 shares; (ii) Mr. Rusch - 3,240 shares; (iii) Mr. Price -3,240 shares; (iv) Mr. Abell - 1,811; and (v) Mr. Konradt - 1,811 shares. In addition, the amounts indicated for fiscal 1995 represent the aggregate value of restricted stock at December 31, 1995 contingently awarded pursuant to the 1995-1997 long-term incentive plan assuming the Company achieves the average ROE target for 1995-1997 as follows: (i) Mr. Schini -13,000 shares; (ii) Mr. Rusch - 4,900 shares; (iii) Mr. Price - 4,900 shares; (iv) Mr. Abell - 2,800; and (v) Mr. Konradt - 4,200 shares. Restricted stock awarded for the 1992-1994 period vests at the rate of 50% on January 1, 1996 and 1997. Restricted stock awarded for the 1995-1997 period will vest at the rate of 50% on January 1, 1999 and 2,000, provided the applicable plan performance criteria are satisfied for the 1995-1997 period. Pursuant to the terms of the plans under which the foregoing shares were awarded, the number of shares subject to such awards were adjusted in fiscal 1997 to reflect the Company's 3-for-2 stock split in June 1997; however, the value of the restricted stock awards noted in the table for fiscal 1995 is based upon the number of shares awarded in fiscal 1995 and the value on the grant date, and does not reflect the stock split.

(5) At December 31, 1997, the aggregate value of restricted (unvested) stock holdings by Messrs. Schini, Rusch, Price, Abell and Konradt was $660,660, $249,018, $249,018, $142,296 and $213,444, respectively, based on a total of 19,500, 7,350, 7,350, 4,200 and 6,300 shares awarded in fiscal 1995, respectively (adjusted for the 3-for-2 stock split in June 1997), and the closing market price of the Company's Common Stock on that date ($33.88 per share). Recipients of restricted stock awards are entitled to vote and receive payment of any dividends on unvested shares of Common Stock. For a further discussion of the Company's long-term incentive plans, see "Compensation Committee Report."

(6) Amounts shown in this column represent the total number of shares of Common Stock subject to options granted to the named executive officers under the Company's long-term stock incentive plans during the fiscal year ended December 31, 1995. Pursuant to the terms of the plans under which the options were granted, the number of shares subject to outstanding option grants were adjusted in fiscal 1997 to reflect the Company's 3-for-2 stock split in June 1997; however, the number of shares subject to option grants indicated in the table for fiscal 1995 is based upon the number of shares subject to option grants in fiscal 1995 and does not reflect the stock split. No options were granted to the named individuals in fiscal 1996 or 1997.

(7) Amounts shown in this column represent the Bank's contributions on behalf of the named executive officers under the 401(k) Plan, the ESOP, the Executive Life Bonus Plan ("Life Bonus Plan"), and disability insurance premiums paid by the Bank for the fiscal years ended December 31, 1995, 1996 and 1997. The amounts shown for each individual for the fiscal year ended December 31, 1997 are derived from the following figures: (i) Mr. Schini - $2,400 matching contribution under the 401(k) Plan; $2,400 - ESOP contribution; $11,747 Life Bonus Plan payment; and $2,910 - disability premium; (ii) Mr. Rusch - $2,400 - matching contribution under the 401(k) Plan; $2,400 - ESOP contribution; $1,763 - Life Bonus Plan payment; and $765 - disability premium; (iii) Mr. Price - $2,400 matching contribution under the 401(k) Plan; $2,400 - ESOP contribution; $1,091 - Life Bonus Plan payment; and $543 - disability premium; (iv) Mr. Abell - $2,121 - matching contribution under the 401(k) Plan; $2,121 - ESOP contribution; $956 - Life Bonus Plan payment; and $560 disability premium; and (v) Mr. Konradt -$2,400 - matching contribution under the 401(k) Plan; $2,400 - ESOP contribution; $1,100 -
        Life Bonus Plan payment; and $337 - disability premium.

STOCK OPTIONS

         As of December 31, 1997, the Company and its subsidiaries had 798 officers and employees eligible to participate in the Company's current stock option and incentive plans, which include the First Federal Capital Corp. 1989 Stock Incentive Plan, the First Federal Capital Corp. 1992 Stock Incentive Plan, the First Federal Capital Corp. 1992 Stock Option and Incentive Plan (f/k/a the Rock Financial Corp. 1992 Stock Option and Incentive Plan) and the First Federal Capital Corp. 1997 Stock Option and Incentive Plan (collectively, the "Stock Option and Incentive Plans"). As of December 31, 1997, 1,363,591 shares of Common Stock had been granted under the Stock Option and Incentive Plans (either in the form of option grants or restricted stock awards) and a total of 878,067 shares of Common Stock were available for granting. Pursuant to the terms of the Stock Option and Incentive Plans, the number of shares subject to outstanding option grants and the remaining plan share reserve under each of such plans were adjusted in fiscal 1997 to reflect the Company's 3-for-2 stock split in June 1997. Accordingly, the table below reflects such adjustments.

         The executive officers listed in the Summary Compensation Table did not receive individual option grants under the Stock Option and Incentive Plans during the fiscal year ended December 31, 1997. The following table sets forth certain information concerning the exercise of stock options granted under the Company's Stock Option and Incentive Plans by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1997, and the value of their unexercised stock options at December 31, 1997.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF
                                                                  NUMBER OF                   UNEXERCISED
                                                                 UNEXERCISED                 IN-THE-MONEY
                           NUMBER OF                               OPTIONS                      OPTIONS
                            SHARES                           AT FISCAL YEAR-END         AT FISCAL YEAR-END (2)
                          ACQUIRED ON       VALUE       ----------------------------  ---------------------------
NAME                       EXERCISE       REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    --------------    -----------   -----------  ---------------  -----------   -------------
Thomas W. Schini...........  30,000     $  679,089       183,096          19,304      $ 5,115,851    $  454,416

Jack C. Rusch..............  16,000     $  362,181        87,561           7,276        2,512,524       171,277

Bradford R. Price..........  15,000     $  339,545        88,561           7,276        2,543,784       171,277

Joseph M. Konradt..........   6,000     $  142,568        60,459           6,237        1,729,165       146,819

Robert P. Abell ...........   6,100     $  131,981        48,332           4,158        1,382,162        97,879

----------------

(1) The value realized was calculated based upon the difference between the fair market value of the shares of Common Stock subject to the exercised options on the exercise date and the exercise price of the options.

(2) The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the stock options ($33.875) (which was the closing price on December 31, 1997) and the exercise price of the options at December 31, 1997.

PENSION PLAN

         The Bank maintains the First Federal Savings Bank La Crosse-Madison Pension Plan (the "Pension Plan") for the benefit of employees of the Company and its subsidiaries. The Pension Plan is a non-contributory defined benefit pension plan. All employees who are at least age 20 and who have completed twelve months of at least 1,000 hours of service with the Company or its subsidiaries are eligible to participate in the Pension Plan.

         Benefits are generally payable under the Pension Plan upon retirement at age 65 based upon an average of an employee's five highest consecutive annual amounts of compensation during the last ten years of employment. Compensation is defined to include salary, bonuses, overtime, commissions, vacation and 401(k) plan deferrals, and does not include expense reimbursement, non-cash or stock compensation. Benefits are calculated based on a formula that is coordinated with Social Security covered compensation. Such amounts are within 10% of the total compensation and bonus reported for the named individuals in the Summary Compensation Table above.

         The maximum annual compensation which may be taken into account under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") (as adjusted from time to time by the Internal Revenue Service) for calculating contributions under qualified defined benefit plans currently is $160,000 and the maximum annual benefit permitted under such plans currently is $125,000. At December 31, 1997, Messrs. Schini, Rusch, Price, Konradt and Abell had 38.5, 13.7, 17.8, 16.6 and 10.1 years of credited service, respectively, under the Pension Plan.

         The Board of Directors of the Bank also has authorized a supplemental non-qualified retirement plan ("Supplemental Plan") to provide certain additional retirement benefits to Messrs. Schini, Rusch and Price. The Supplemental Plan provides that Messrs. Schini, Rusch and Price shall receive a supplemental pension benefit commencing on the first day of the calendar month following their retirement equal to the dollar amount of the retirement benefit that would have been paid under the Pension Plan, 401(k) Plan and ESOP without regard to the maximum annual benefit limitation of Section 415 of the Internal Revenue Code (which was $160,000 for 1997) and the maximum annual compensation limitation in Section 401(a)(17) of the Internal Revenue Code ($160,000 for
1997). The Supplemental Plan provides that the Bank shall establish a supplemental defined contribution account which shall include the amount of contributions which were not allocated to their accounts under the 401(k) Plan and ESOP because of the limitations imposed by the Internal Revenue Code. In addition to the amounts payable in the table below, the additional projected benefits under the Supplemental Plan payable to Messrs. Schini, Rusch and Price amounted to an annual benefit at age 65 of $111,451, $19,522 and $19,522, respectively, with respect to the Pension Plan and a lump sum benefit of $209,576, $2,341 and $2,355, respectively, with respect to the 401(k) Plan and the ESOP at December 31, 1997.

         The following table sets forth the estimated annual benefits payable upon retirement at age 65 in fiscal 1997 to the named executive officers under the Company's Pension Plan, expressed in the form of a ten year "single life" annuity benefit, based on average annual compensation and years of service classifications specified. The table does not set forth the amount of minimum annual benefits accrued by certain Pension Plan participants under the benefit plan formula previously in effect before the Pension Plan was amended.

                                                PENSION PLAN TABLE


   AVERAGE                                                        CREDITABLE YEARS OF SERVICE AT AGE 65
   ANNUAL                                            --------------------------------------------------------------
COMPENSATION                                             10               15                20                25
------------                                         ---------         ---------        ---------          --------
$    60,000......................................      $ 9,000           $14,000          $19,000           $24,000
     80,000......................................       13,000            20,000           26,000            33,000
    100,000......................................       17,000            25,000           34,000            42,000
    120,000......................................       21,000            31,000           41,000            51,000
    140,000......................................       24,000            36,000           48,000            61,000
    160,000......................................       28,000            42,000           56,000            70,000
    180,000......................................       28,000            42,000           56,000            70,000
    200,000......................................       28,000            42,000           56,000            70,000
    220,000......................................       28,000            42,000           56,000            70,000
    240,000......................................       28,000            42,000           56,000            70,000
    260,000......................................       28,000            42,000           56,000            70,000
    280,000......................................       28,000            42,000           56,000            70,000
    300,000......................................       28,000            42,000           56,000            70,000
    320,000......................................       28,000            42,000           56,000            70,000
    340,000......................................       28,000            42,000           56,000            70,000
    360,000......................................       28,000            42,000           56,000            70,000
    380,000......................................       28,000            42,000           56,000            70,000
    400,000......................................       28,000            42,000           56,000            70,000


EMPLOYMENT AGREEMENTS

         The Bank has entered into employment agreements with Messrs. Thomas W. Schini, Bradford R. Price, Jack C. Rusch, Robert P. Abell and Joseph M. Konradt (collectively, the "Employment Agreements"). The Employment Agreements provide for the continued employment of each executive in his present position. The Employment Agreements provide Messrs. Schini, Price, Rusch, Abell and Konradt with annual base salaries which currently amount to $320,000, $152,100, $152,100, $113,800 and $138,750, respectively. Messrs. Schini, Price and Rusch's employment agreements initially extended for three years, and Messrs. Abell and Konradt's employment agreements initially extended for two years, and each agreement may be extended on an annual basis for successive additional one-year periods upon the expiration of each year of the term upon review and approval by the Board of Directors of the Bank. In April 1997, the Board of Directors of the Bank extended the term of each of the employment agreements with Messrs. Schini, Price, Rusch, Abell and Konradt for an additional year.

         Under the Employment Agreements, the Bank may, without further liability, terminate such employment for "cause," which includes, generally, conviction of a felony or any crime involving falsehood, fraud or moral turpitude, willful failure to perform his duties and responsibilities in accordance with written instructions approved by at least two-thirds of the Board, a willful act of misconduct or violation of any law, regulation or cease and desist order which is injurious to the Bank, a willful breach of fiduciary duty involving personal profit and incompetence, personal dishonesty or material breach of the Employment Agreement by the executive. The Employment Agreements also provide for termination or suspension of rights granted if the executives are terminated, suspended or permanently removed for certain violations of federal laws, or if regulatory authorities were to determine that the Bank is operating in an unsafe financial condition.

         In the event of a termination for cause, the Bank's obligations under the Employment Agreements to Messrs. Schini, Price, Rusch, Abell and Konradt cease. In the event of termination of employment under certain circumstances, including termination without cause or other breach of the Employment Agreements by the Bank, the executive would be entitled to receive, for the remainder of the employment term, compensation at substantially the same rate paid to him prior to such termination in accordance with the Employment Agreement. If the termination follows a "Change in Control," as defined therein, the executive may elect to receive the severance payment in a lump sum, calculated on the basis of his average annual compensation for the three years prior to the date of termination multiplied by the remaining term of the agreement. The payments are limited, however, not to exceed such amounts that would be deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, and by any amounts paid by a subsequent employer. In addition, the executives would receive additional benefits under the Pension Plan in an amount determined as if the executive were fully vested under the Pension Plan and had accumulated the additional years of credited service under the Pension Plan that he would have received had he continued employment with the Bank for the entire employment term at the highest annual rate of base salary in effect during the twelve months immediately preceding the termination date. Assuming that average annual compensation was at each executive's existing salary level for fiscal 1997, severance pay in the event of a Change in Control would amount to $960,000, $456,300, $456,300, $227,600 and $277,500 for Messrs.
Schini, Price, Rusch, Abell and Konradt respectively.

         The Employment Agreements define a "Change in Control" to include a change in control under certain federal laws regardless of whether approval of the Change in Control is required under such laws and whether resulting from merger, consolidation, reorganization, acquisition of the Bank or its assets, or any other event. The following other circumstances involving a Change in Control of the Bank which, if they occur, also provide the executives with termination benefits under the Employment Agreements: (i) termination of an executive officer's employment other than for cause after a Change in Control; (ii) resignation by an executive officer following a significant change in the nature or scope of his authorities or duties; (iii) a reassignment to duties in a location more than 35 miles from the location of the executive officer's principal office immediately before such Change in Control; and (iv) a determination by an executive officer that, as a result of such Change in Control and subsequent changes in the circumstances of his employment, he is unable to exercise effectively his prior authority or responsibility.

COMPENSATION OF DIRECTORS

     BOARD FEES

         Each member of the Board of Directors of the Company who is not a full-time employee is paid an annual retainer of $10,000. In addition, each non-employee director of the Company who also is a member of the Board of Directors of the Bank is paid an annual retainer of $10,000 for services rendered to the Bank. The Bank also contributes towards health insurance premiums on behalf of certain directors who previously have so elected, which are taxable to the directors. Participation in the Bank's health insurance plans is no longer offered to existing or new directors.

     DIRECTORS' DEFERRED COMPENSATION PROGRAM

         The Company and the Bank maintain plans under which members of their Boards of Directors may elect to defer receipt of all or a portion of their directors' fees. Under the plans, the Company and the Bank are obligated to repay the deferred fees, in the manner elected by the participating director, together with interest at a stated rate. The repayments generally will commence upon the participating director's resignation from the Board of Directors, although the participating director may elect to receive repayments at an earlier time. During the fiscal year ended December 31, 1997, no director deferred funds pursuant to these deferred compensation plans.

     DIRECTORS' STOCK OPTION PLAN

         The Company adopted the 1989 Directors' Stock Option Plan and the 1992 Directors' Stock Option Plan (collectively, the "Directors' Plans") which provide for the grant of compensatory stock options to non-employee directors of the Company and the Bank. Pursuant to the Directors' Plans, each director of the Company or the Bank who is not also an employee of the Company or any subsidiary is granted a compensatory stock option to purchase 4,400 shares of Common Stock upon election or reelection to the Boards of Directors of the Company and the Bank. The Directors' Plans also authorize discretionary grants of options to purchase shares of Common Stock.



                          COMPENSATION COMMITTEE REPORT

I.       COMPENSATION COMMITTEE

         The Personnel and Compensation Committee of the Bank (the "Committee") is responsible for recommending to the Board of Directors of the Bank the levels of compensation and benefits (excluding stock option grants and restricted stock awards) for executive officers of the Bank. The Stock Option Committee of the Company reviews and approves the grant of options and restricted stock awards pursuant to the Company's stock incentive plans.

         Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer ("CEO") and certain other executive officers of the Company. The rules require compensation disclosure in the form of tables and a report by the Compensation Committee of the Company which explains the rationale and considerations that led to fundamental decisions affecting such individuals. The Committee has prepared the following report, at the direction and approval of the Board of Directors of the Company, for inclusion in this Proxy Statement.

II.      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Committee consists of the same independent directors who are neither officers nor employees of the Company or the Bank ("Outside Directors"), Directors Davenport, Lommen, Luby and Rundle, who serve on the Company's Stock Option Committee. Mr. Rundle serves as Chairman of the Committee and Mr. Luby serves as Chairman of the Company's Stock Option Committee. There are no interlocks, as defined under the rules and regulations of the SEC, between the Committee, the Company's Stock Option Committee and corporate affiliates of members of such committees.


III.     EXECUTIVE COMPENSATION POLICIES AND PLANS

         The Committee uses the concept of total compensation in structuring a combination of base salary, incentive bonus, long-term compensation and perquisites for executive officers. It is the intent of the Committee to recommend a base salary for executive officers that is comparable to the median pay level of executives of similarly sized financial institutions based upon available competitive market data. The Committee uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges, and to recommend base salary and bonus pay levels. Based upon such review, for fiscal 1997, the average increase in base salary for the four highest paid executive officers (other than the CEO) was 7.5%. The Company's executives, in general, will receive a level of compensation (base salary plus cash incentive bonus) at or above the median annual compensation paid by financial competitors of the Company only when the Company meets or exceeds the median return on assets ("ROA") and return on equity ("ROE") levels of its peer group.

         The Committee also recognizes that "compensation" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) in excess of $1,000,000 per year to an executive officer is not deductible by the Company unless such compensation is performance-based compensation approved by the shareholders of the Company and thus, is not "compensation" for purposes of complying with the limit on deductibility. The Committee has been advised that no executive officer of the Company received compensation in fiscal 1997 that will result in the loss of a corporate federal income tax deduction under Section 162(m) of the Internal Revenue Code.

         Both short-term and long-term incentive plans are used to reward executive officers for the Company's performance relative to identified peer groups. Short-term incentive compensation, paid in the form of annual cash bonuses, is determined pursuant to factors outlined in the First Federal Savings Bank La Crosse-Madison Annual Incentive Bonus Plan (the "Annual Bonus Plan") and long-term incentive compensation, paid in the form of restricted stock awards and stock option grants, is determined pursuant to factors outlined in the Company's long-term performance award plans which are reviewed and approved by the Board of Directors of the Company every three years.

     ANNUAL BONUS PLAN

         The factors used in measuring the Company's performance under the Annual Bonus Plan are a weighted combination of ROA and ROE. In general, a payment pursuant to the terms of the Annual Bonus Plan is made only after the Company's financial performance equals or exceeds median peer group financial performance. The peer group includes a group of similarly sized publicly traded thrifts. The Board of Directors reviews the terms of the Annual Bonus Plan each year and establishes the threshold, target and maximum ROA and ROE levels, and percentage of incentive award to be based upon ROA and ROE, respectively, after evaluation of the Company's strategic business plan and other factors the Board deems appropriate. For fiscal 1997, ROA accounted for 25% and ROE accounted for 75% of the total cash incentive award opportunity. Executive officers earned incentive compensation based on the Company achieving threshold, target and maximum ROA and ROE performance at the 50th percentile, 65th percentile and 80th percentile, respectively, of the peer group. Based upon review of peer group compensation data, the Committee adjusted the performance benchmarks and percentage of base salary amounts under the Annual Bonus Plan for fiscal 1997 to ensure incentive compensation was competitive with that paid by comparably performing peer group institutions. In general, if financial performance is below the threshold level, no incentive compensation will be earned. Individual award targets vary by executive group (CEO, Executive Vice Presidents, Senior Vice Presidents and Department Managers) and are established as a percentage of base salary. However, even if the Company's performance exceeds the target ratios of the peer group, the Board of Directors of the Company and the Bank can elect to reduce or cancel incentive payments if the Company's ROE does not equal or exceed a "risk-free rate of return" defined to be 110% of the average one-year treasury bill rate for the plan year. In addition, the performance measures may be adjusted in any fiscal year if the Board of Directors approves management proposals or directs management to implement proposals designed to enhance the long-term performance of the Company but which would materially impact payments under the Annual Bonus Plan.

         For fiscal 1997, the Company is projected to achieve financial performance objectives that exceed the 70th percentile for ROA and the 90th percentile for ROE relative to the Annual Bonus Plan peer group. Based on the Company's projected financial performance, cash bonuses were paid to Annual Bonus Plan participants in fiscal 1997 representing part of the ROA and ROE components of their 1997 bonus award. The balance of the 1997 incentive cash bonus will be paid in fiscal 1998 when final peer data is available. The average bonus earned under the Annual Bonus Plan in fiscal 1997 by the four highest paid executive officers at year-end (other than the CEO) was 32.0% of their base salaries compared to 17.1% in fiscal 1996.

     LONG-TERM AWARD PLAN

         In fiscal 1995, the Board of Directors of the Company reviewed and approved the terms of the First Federal Capital Corporation Long-Term Performance Award Plan (1995-1997) (the "Long-Term Award Plan") which provides for the grant of stock options and awards of restricted stock. The purpose of the Long-Term Award Plan is to strengthen the link between executive compensation and long-term organization performance. In determining appropriate stock option grants and stock awards, the Stock Option Committee considers the executives' contribution toward institutional performance and the executives' expected contribution toward meeting the organization's long-term strategic goals as well as industry practice. Any value received by the executive from an option grant and any increase in the value of a stock award is a function of any increase in the price of the Common Stock. As a result, the value of the long-term compensation is directly aligned with increased stockholder value. The total of targeted or projected values of long-term awards at the date of the grant is set considering observed market practices for similar institutions in the financial industry.

         Pursuant to the Long-Term Award Plan, the Company's financial performance is measured by comparing the Company's average ROE over a three-year performance period to the average ROE of all publicly traded thrifts (as defined by the SNL Securities database of publicly traded thrifts) over the same period. Executive officers are granted stock options and awarded restricted stock based upon the Company achieving threshold, target and maximum ROE performance at the 50th percentile, 75th percentile and 90th percentile, respectively, of all publicly traded thrifts. Individual award targets vary by executive group (CEO, Executive Vice Presidents and Senior Vice Presidents) and are established as a percentage of base salary. Department Managers also are eligible to participate and may be awarded stock options and restricted stock at the discretion of the Stock Option Committee. Under the Long-Term Award Plan, stock options are granted and restricted stock is awarded at the beginning of the performance period based upon the Company achieving the target 75th percentile performance. The options vest at the rate of 331/3% over a three-year period from the date of grant, with no adjustment at the end of the plan period. The exercise price of the options is established at the fair market value of the Company's Common Stock on the date of grant. Restricted stock is awarded at the beginning of the plan period, subject to adjustments and vesting schedules as described herein.

         In fiscal 1995, options to acquire 134,100 shares of Common Stock (adjusted for the June 1997 3-for-2 stock split) were granted to executive officers of the Company (including the CEO), and 44,700 shares of restricted stock (adjusted for the June 1997 3-for-2 stock split) were contingently awarded to such executive officers, subject to the Company achieving ROE performance during the 1995-1997 plan period that equals or exceeds the 75th percentile of all publicly traded thrifts. At the end of the 1995-1997 performance period, all of the contingently issued restricted shares must be forfeited by participants if the Company has not achieved the threshold 50th percentile performance and a portion of the restricted shares must be forfeited by participants if the Company has not achieved the target 75th percentile performance. If the Company's performance has exceeded the target 75th percentile, additional shares of restricted stock will be awarded as provided for under the Long-Term Award Plan. The balance of such additional awards, if any, will be made in fiscal 1998 when final peer data is received. The restricted stock awards, when finalized for the 1995 - 1997 plan period, will be subject to a two-year vesting period with 50% of the award vesting on January 1 of each year in 1999 and 2000. However, the Stock Option Committee may elect to cancel or reduce restricted stock awards if the Company's average three-year ROE is below a "risk-free rate of return" defined to be 110% of the average three-year treasury bill over the performance period.

         In fiscal 1997, no options to purchase shares of Common Stock were granted and no restricted stock awards were made to executive officers under the Long-Term Award Plan as fiscal 1997 falls at the end of the 1995-1997 plan period, and no such awards were made to executive officers of the Company outside of the Long-Term Award Plan.

         Shares of restricted stock and stock options granted pursuant to the Long-Term Award Plan are made from shares of Common Stock reserved for issuance under the First Federal Capital Corp. 1989 Stock Incentive Plan, the First Federal Capital Corp. 1992 Stock Incentive Plan, the Rock Financial Corp. 1992 Stock Option and Incentive Plan (which was assumed by the Company in connection with the Rock Merger) and the First Federal Capital Corp. 1997 Stock Option and Incentive Plan (collectively, the "Stock Option and Incentive Plans"). Under the Stock Option and Incentive Plans, the Stock Option Committee also may authorize discretionary awards irrespective of whether the performance criteria set forth in the Long-Term Award Plan are met.

IV.      CEO COMPENSATION

         Mr. Schini's cash compensation (salary and bonus) for fiscal 1997 consisted of a competitively determined base salary as well as the payment of a cash incentive bonus based upon the Company's 1996 and 1997 financial performance. Mr. Schini's base salary was increased 5% over 1996 which, in part, reflected the Committee's recommendation to pay him a base salary that was representative of comparable financial institutions of similar asset size and performance. Mr. Schini receives no additional payment for serving as a member of the Board of Directors of the Company or the Bank. During fiscal 1997, a cash incentive bonus of $135,768 was paid to Mr. Schini which represented a portion of his 1997 bonus as well as the balance of his 1996 bonus under the Company's Annual Bonus Plan. The 1996 cash bonus reflected the Company's financial performance relative to its peer group which data was at the 63rd percentile for ROA and the 69th percentile for ROE. The Company achieved a ROA of 1.13% and a ROE of 17.20% for fiscal 1997 which resulted in a partial payment to Mr. Schini in fiscal 1997 representing a portion of the ROA and ROE components of his bonus. For fiscal 1997, the Company is projected to achieve financial performance objectives that exceed the 70th percentile for ROA and the 90th percentile for ROE. The balance of Mr. Schini's 1997 incentive cash bonus will be paid to him in 1998 when final peer data is received. Incentive cash compensation paid in 1997 was 42.0% of base compensation compared to 23.3% of base compensation in 1996. During fiscal 1997, no options to purchase shares of Common Stock were granted and no restricted stock awards were made to any executive officer of the Company.

                                                          MARJORIE A. DAVENPORT

                                                          RICHARD T. LOMMEN

                                                          PATRICK J. LUBY

                                                          DON P. RUNDLE

                             STOCK PERFORMANCE GRAPH

         The following graph compares the yearly cumulative total return on the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market Index (for United States companies) and (ii) the yearly cumulative total return on the stocks included in the NASDAQ Bank Stock Index. The cumulative returns set forth in each graph assume the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends were paid on such securities during the applicable comparison period.


               Comparison of Five Year-Cumulative Total Returns
                            Performance Graph for
                         First Federal Capital Corp.


Prepared by the Center for Research in Security Prices
Produced on 01/20/98 including data to 12/31/97


                                   [GRAPH]



        CRSP Total Returns index for:           12/31/92  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
                                                --------  --------  --------  --------  --------  --------
        First Federal Capital Corp.              100.0     127.8     144.9      166.0     223.1     492.6
        Nasdaq Stock Market (US Companies)       100.0     114.8     112.2      158.7     195.3     239.5
        Nasdaq Bank Stocks                       100.0     114.0     113.6      169.2     223.4     377.4
        SIC 6020-6029, 6710-6719 US & Foreign


Notes:
    A. The lines represent monthly index derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the proceeding trading day is used.
    D. The index level for all series was set to $100.0 on 12/31/92.

               INDEBTEDNESS OF MANAGEMENT AND CERTAIN TRANSACTIONS

         Prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended ("FIRREA"), FFLX and FFMD followed the policy of making loans to their directors, officers and employees at preferred interest rates and fees. In accordance with FIRREA, all loans to officers and directors are now made on the same terms, including interest rates, loan fees, and collateral as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. During 1997, no director or executive officer of the Company or the Bank had loans outstanding at preferred interest rates from the Company or the Bank which aggregated $60,000 or more. At December 31, 1997, the Bank had eleven loans to directors and executive officers of the Company and the Bank and their affiliates which amounted to $997,253 or less than .01% of the Company's stockholders' equity at such date.

         The Company and the Bank intend that all transactions in the future between the Company and the Bank and executive officers, directors, holders of 10% or more of the shares of any class of Common Stock of the Company and affiliates thereof, will contain terms no less favorable to the Company or the Bank than could have been obtained by them in arms' length negotiations with unaffiliated persons and will be approved by a majority of outside directors of the Company or the Bank, as applicable, not having any interest in the transaction.


                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 1999, must be received at the principal executive offices of the Company, 605 State Street, La Crosse, Wisconsin 54601, Attention: Bradford R. Price, Executive Vice President and Secretary, no later than November 21, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.17 of the Company's Bylaws, which provides that business at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business,
(c) the class and number of shares of Common Stock of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

                                  OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock and will reimburse such holders for reasonable expenses incurred by them in connection therewith. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation therefor.



                                         BY ORDER OF THE BOARD OF DIRECTORS





                                         Bradford R. Price
                                         Executive Vice President and Secretary


La Crosse, Wisconsin
March 20, 1998

REVOCABLE PROXY                                    FIRST FEDERAL CAPITAL CORP.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST FEDERAL CAPITAL CORP. (THE "COMPANY") FOR USE AT THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 1998, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
        The undersigned hereby appoints Bradford R. Price and Jake C. Rusch as proxies, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.10 par value per share ("Common Stock") of the Company held of record by the undersigned on March 4, 1998 at the Annual Meeting of Stockholders
to be held at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, on Wednesday, April 22, 1998, at 10:30 a.m., Central
Time, or any adjournments or postponements thereof.

1.  ELECTION OF DIRECTORS        [ ] FOR all nominees listed below               [ ] WITHHOLD AUTHORITY
                                     (except as marked to the contrary below)        to vote for all nominees listed below
    Nominees for three-year term expiring in 2001: HENRY C. FUNK, PATRICK J. LUBY, DON P. RUNDLE

(Instruction: To withhold authority to vote for any individual nominees, write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------

2.  PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

                          [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

                                   (Continued, and to be signed and dated, on the reverse side)



                       (Continued from the other side)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

    SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS, NOMINEES TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL SPECIFIED IN
ITEM 2 AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                Dated:_____________________, 1998

                                _________________________________

                                _________________________________
                                          Signatures

                                Please sign this exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

REVOCABLE PROXY
                         FIRST FEDERAL CAPITAL CORP.
                        ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby instructs Firstar Trust Company, the Trustee of the Trust created pursuant to the Savings Investment
Plan ("SIP") or First Federal Savings Bank La Crosse-Madison, to vote the shares of common stock, $0.10  per value per share
("Common Stock") of First Federal Capital Corp. (the "Company") which were allocated to my account as of March 4, 1998 under the SIP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 22, 1998, at 10:30 a.m.,
Central Time, or any adjournments or postponements thereof.

1.  ELECTION OF DIRECTORS               [ ]  FOR all nominees listed below              [ ]  WITHHOLD AUTHORITY
                                             (except as marked to the contrary below)        to vote for all nominees listed below

    Nominees for three-year term expiring in 2001:  HENRY C. FUNK, PATRICK J. LUBY, DON P. RUNDLE

(Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------------------------------------------------------------

2.  PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31,
    1998.

                                            [ ] FOR             [ ] AGAINST     [ ] ABSTAIN

                                   (Continued, and to be signed and dated, on the reverse side)

                       (Continued from the other side)
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR THE PROPOSAL SPECIFIED IN ITEM 2. SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS.

                                        Dated:                          1998
                                              --------------------------

                                        ------------------------------------
                                                      Signature

                                        ------------------------------------
                                                      Signature
                                        If you return this card properly signed
                                        but do not otherwise specify, shares
                                        will be voted FOR each of the nominees
                                        for director and FOR Proposal 2.

REVOCABLE PROXY
                         FIRST FEDERAL CAPITAL CORP.
                        ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby instructs Firstar Trust Company, the Trustee of the Trust created pursuant to the Employee Stock
Ownership Plan ("ESOP") of First Federal Capital Corp. (the "Company"), to vote the shares of common stock, $0.10  par value per share ("Common Stock") of the Company which were allocated to my account as of March 4, 1998 under the ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 22, 1998, at 10:30 a.m., Central Time, or
any adjournments or postponements thereof.

1.  ELECTION OF DIRECTORS               [ ]  FOR all nominees listed below              [ ]  WITHHOLD AUTHORITY
                                             (except as marked to the contrary below)        to vote for all nominees listed below

    Nominees for three-year term expiring in 2001:  HENRY C. FUNK, PATRICK J. LUBY, DON P. RUNDLE

(Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------------------------------------------------------------

2.  PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31,
    1998.

                                            [ ] FOR             [ ] AGAINST     [ ] ABSTAIN

                                   (Continued, and to be signed and dated, on the reverse side)

                       (Continued from the other side)
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR THE PROPOSAL SPECIFIED IN ITEM 2. SUCH VOTES ARE HEREBY SOLICITED BY THE BOARD OF DIRECTORS.

                                        Dated:                          1998
                                              --------------------------

                                        ------------------------------------
                                                      Signature

                                        ------------------------------------
                                                      Signature
                                        If you return this card properly signed
                                        but do not otherwise specify, shares
                                        will be voted FOR each of the nominees
                                        for director and FOR Proposal 2.  If
                                        you do not return this card, shares will be voted by the Trustee.